CUSIP No. 019777101	Page 14 of 21

SCHEDULE 13D JOINT FILING AGREEMENT

The undersigned hereby agree as follows:

Each of them is individually eligible to use the Schedule 13D to which this Exhibit is attached, and such Schedule 13D is filed on behalf of each of them; and

Each of them is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other person making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Date: April 16, 2012

SPECTRUM PHARMACEUTICALS, INC.

By:	/s/ Rajesh C. Shrotriya, M.D.
Name:	Rajesh C. Shrotriya, M.D.
Title:	Chief Executive Officer and President

SAPPHIRE ACQUISITION SUB, INC.

By:	/s/ Rajesh C. Shrotriya, M.D.
Name:	Rajesh C. Shrotriya, M.D.
Title:	Chief Executive Officer and President

CUSIP No. 019777101	Page 15 of 21

SCHEDULE I

INFORMATION RELATING TO SPECTRUM AND MERGER SUB

1. Directors and Executive Officers of Spectrum

The following table sets forth the name, business address and present principal occupation or employment of each of the directors and executive officers of Spectrum. Unless otherwise indicated, the current business address of each of these individuals is 11500 South Eastern Ave., Suite 240, Henderson, Nevada 89052, and the current business phone number of each of these individuals is (702) 835-6300. Unless otherwise indicated, each such individual is a citizen of the United States of America.

Name	Present Principal Occupation or Employment

Rajesh C. Shrotriya, M.D. Chairman of the Board, Chief Executive Officer and President	Dr. Shrotriya has been Chairman of the Board, Chief Executive Officer and President since August 2002 and a director of Spectrum since June 2001. From September 2000 to August 2002, Dr. Shrotriya served as President and Chief Operating Officer of Spectrum. Dr. Shrotriya also serves as a member of the board of directors of Antares Pharma, Inc., an NYSE AMEX Equities-listed drug delivery systems company. Prior to joining Spectrum, Dr. Shrotriya held the position of Executive Vice President and Chief Scientific Officer from November 1996 until August 2000, and as Senior Vice President and Special Assistant to the President from November 1996 until May 1997, for SuperGen, Inc., a publicly held pharmaceutical company focused on drugs for life-threatening diseases, particularly cancer. From August 1994 to October 1996, Dr. Shrotriya held the positions of Vice President, Medical Affairs and Vice President, Chief Medical Officer of MGI Pharma, Inc., an oncology-focused biopharmaceutical company. Dr. Shrotriya spent 18 years at Bristol-Myers Squibb Company in a variety of positions, most recently as Executive Director, Worldwide CNS Clinical Research. Previously, Dr. Shrotriya held various positions at Hoechst Pharmaceuticals, most recently as Medical Advisor. Dr. Shrotriya was an attending physician and held a courtesy appointment at St. Joseph Hospital in Stamford, Connecticut. In addition, he received a certificate for Advanced Biomedical Research Management from Harvard University. Dr. Shrotriya received an M.D. from Grant Medical College, Bombay, India, in 1974; a D.T.C.D. (Post Graduate Diploma in Chest Diseases) from Delhi University, V.P. Chest Institute, Delhi, India, in 1971; an M.B.B.S. (Bachelor of Medicine and Bachelor of Surgery — equivalent to an M.D. degree in the U.S.) from the Armed Forces Medical College, Poona, India, in 1967; and a B.S. in Chemistry from Agra University, Aligarh, India, in 1962.

CUSIP No. 019777101	Page 16 of 21

Name	Present Principal Occupation or Employment

Krishnan K. Arora, Ph.D Director	Dr. Arora has been a director of Spectrum since June 2010. Prior to his election, Dr. Arora had been providing consulting services to Spectrum since February 2010. Dr. Arora is a business executive with global experience in driving strategic thinking, management and implementation of operations for drug development worldwide. Dr. Arora has provided consulting services to senior management at several pharmaceutical companies, including Astellas Pharma Global Development, Inc., for global drug development, from May 2008 to June 2009, and UCB, Inc., for applications in global regulatory affairs, electronic document management, pharmacovigilance and worldwide quality assurance and compliance, from November 2003 to February 2006. Prior to that, Dr. Arora held senior management positions with several pharmaceutical companies, including Vice President of R&D Global Regulatory Affairs for Management Information at Pfizer Inc. from 1998 to 2003, Senior Director of Regulatory Affairs at Novartis AG from 1993 to 1998 and Group Director of Biometrics Operations at Sanofi-Aventis. In addition, from 1994 to 2003, Dr. Arora served as Chairman of the Electronic Regulatory Submissions Working Group at PhRMA, which consisted of business and information technology experts from the FDA and 20 biopharmaceutical companies and was the PhRMA lead at ICH on establishing electronic standards for submission of marketing applications to regulatory authorities. Dr. Arora pioneered the use of PDF for e-submissions to FDA, that has become a global standard at regulatory agencies in EU, Japan and many other countries. Dr. Arora received a B.Sc. in Mathematics, Physics and Chemistry from Lucknow University in India, a B.Sc. (Honors) in Agriculture and a M.Sc. in Animal Genetics from G. B. Pant University of Agriculture & Technology in India and a Ph.D. in Population Genetics from Iowa State University.

Gilles Gagnon Director	Mr. Gagnon was recently appointed by the board of directors to serve as a director of Spectrum on March 27, 2012 as a result of a vacancy on the board of directors. Prior to forming his current company, Prodev Pharma Inc., he was President & CEO of Æterna Zentaris, a biopharmaceutical company focused in oncology and endocrinology. He joined Æterna Zentaris in September 1999 as VP Corporate Development, became President and COO in 2001 and then President & CEO in 2003 through 2007 following the acquisition of Zentaris from German based Degussa AG in December 2002. Prior to joining Æterna Zentaris, he was VP, External Affairs for Novartis Pharma Canada Inc. (1996-99), Executive Director, Corporate Planning and Business Development, Senior Director, Strategic Alliances, General Manager, Governments Affairs and Access to Market and Director of Professional services at Sandoz Pharmaceuticals Inc. (1989-1996). He started his career at Atomic Energy of Canada as a sales representative for the Radiopharmaceutical Division. Mr. Gagnon is regularly invited to speak at many management conferences and is co-author of numerous scientific and business related articles. Throughout his career in the pharmaceutical industry, Mr. Gagnon was especially involved in corporate development, alliance management, as well as marketing functions where he participated to the launch of several (9) innovative pharmaceutical products, in addition to his general management functions. Mr. Gagnon has also participated in several international committees and strategic advisory boards. As a commitment to participate in the building of a strong biopharmaceutical sector in Canada, Mr. Gagnon served five years on the Executive Committee and the Board of Directors of Canada’s Research-Based Pharmaceutical Companies (Rx&D) where he represented members from the Biopharmaceutical sector and pioneered the Rx&D’s biopartnering initiative. He was recently re-elected to the Board of Rx&D Canada. He is also a member of the Board of Directors of Ceapro Inc.(CZO-TSX-V), BioQuebec (chairman), Montreal In Vivo and Sherbrooke Innopole. He is currently President of Spectrum Pharma Canada Inc. Gilles Gagnon holds post-graduate degrees in pharmacology (M.Sc.) and administration (M.B.A.) from the Université de Sherbrooke and a certificate in General Management from the London Business School, UK. He completed the Directors Education Program at the Rotman School of Management of University of Toronto and is a member of the Canadian Institute of Corporate Directors. The address of Prodev Pharma is 1640 Rue Lachance, Sherbrooke, J1J 1B3, Quebec. Mr. Gagnon is a Canadian citizen.

CUSIP No. 019777101	Page 17 of 21

Name	Present Principal Occupation or Employment

Anton Gueth Director	Mr. Gueth was appointed by the board of directors on March 27, 2012 to serve as a director of Spectrum as a result of a vacancy on the board of directors. He has held management roles with Eli Lilly and Spectrum in Europe, the Middle East, Africa and the United States. Mr. Gueth is currently President of Gueth Consulting LLC, which provides licensing, M&A and financial advisory services to companies in the pharmaceutical industry. From January 2007 to September 2011, he was a Managing Director of Burrill & Company, a merchant bank specialized in the health care field. His career includes nearly 19 years with Eli Lilly and Company, most recently as director of Alliance Management. He also served as General Manager of Eli Lilly’s African and Middle Eastern operations; Vice President of Financial Planning and Treasury of PCS Health Systems; Managing Director of Eli Lilly’s Saudi Arabia, Gulf and Yemen operations, as well as other sales, marketing and financial positions. Mr. Gueth has been a director of Antares Pharmaceuticals, Inc. since 2003, where he is the Chairman of the Compensation Committee and also serves on the Audit and Governance Committees. Mr. Gueth is a director of the American Liver Foundation, Northern California Chapter. Mr. Gueth earned a Masters Degree in agricultural economics from the Justus Liebig University in Giessen, Germany, as well as a Masters Degree in public affairs from Indiana University. The address of Gueth Consulting LLC is 336 Bon Air Center #397, Greenbrae, CA 94904. The address of Burrill & Company is One Embarcadero Center, Suite 2700, San Francisco, CA 94111. Mr. Gueth is a German citizen.

Stuart M. Krassner, Sc.D., Psy.D Director	Dr. Krassner has been a director of Spectrum since December 2004 and was previously a member of Spectrum’s Scientific Advisory Board from 1996 to 2001. Dr. Krassner’s career spans four decades of experience in various positions at the University of California, Irvine, or UCI, most recently as Professor Emeritus of Developmental and Cell Biology at the School of Biological Sciences. While at UCI, he developed and reinforced FDA and NIH compliance procedures for UCI-sponsored human clinical trials, established UCI’s first Institutional Review Board, and at one time headed all contract and grant activities. Dr. Krassner has also been retained by a number of public and private pharmaceutical, medical device and other companies to provide scientific and regulatory advisory services, including FDA compliance. Dr. Krassner’s work has been published in numerous peer-reviewed U.S. journals. Dr. Krassner has been awarded grants from the National Institute of Health, the National Science Foundation and the World Health Organization. Dr. Krassner has been a member of the American Society of Protozoology, the American Society of Tropical Medicine and Hygiene, the Corporation of the Marine Biological Laboratories, Woods Hole, MA, and Sigma Xi, among others. Dr. Krassner received a B.S. in Biology from Brooklyn College and an Sc.D. from the Bloomberg School of Public Health at Johns Hopkins University.

Luigi Lenaz, M.D. Director	Dr. Lenaz has been a director of Spectrum since June 2010. Dr. Lenaz served as Spectrum’s Chief Scientific Officer from February 2005 to June 2008 and as President of Spectrum’s Oncology Division from 2000 to 2005. Since retiring as Spectrum’s Chief Scientific Officer in June 2008, Dr. Lenaz provided consulting services to Spectrum from June 2008 to June 2010. From 1997 to 2000, Dr. Lenaz served as Senior Vice President of Clinical Research, Medical Affairs at SuperGen, Inc., a NASDAQ listed pharmaceutical company dedicated to cancer drug development. From 1978 to 1997, Dr. Lenaz held several senior management positions with Bristol- Myers Squibb, a NYSE-listed pharmaceutical company, including Senior Vice President of Oncology Franchise Management from 1990 to 1997 and Director of Scientific Affairs, Anti-Cancer from 1985 to 1990. Dr. Lenaz is also a prominent researcher, having conducted research in the areas of pharmacology, experimental chemotherapy, histology, general physiology, and experimental therapeutics at various institutions for cancer research, including Roswell Park Memorial Institute, Memorial Sloan-Kettering Cancer Center and the National Cancer Institute in Milan. He is a member of several scientific societies, including the American Association for Cancer Research, American Association for Clinical Oncology, European Society for Medical Oncology, and International Association for the Study of Lung Cancer. Dr. Lenaz has served as a director of Pharmaco-Kinesis Corporation, a privately held medical device company, since January 2009. Dr. Lenaz is a graduate of Liceo Scientifico A. Righi in Bologna, Italy and he received a medical degree from the University of Bologna Medical School in 1966.

CUSIP No. 019777101	Page 18 of 21

Name	Present Principal Occupation or Employment

Anthony E. Maida, III, M.A., M.B.A., Ph.D. Director	Dr. Maida has been a director of Spectrum since December 2003. Dr. Maida is currently Chief Operation Officer for Northwest Biotherapeutics, Inc., a cancer vaccine company focused on therapy for patients with glioblastoma multiforme and prostate cancer. He is responsible for the oversight of the operations of Northwest Biotherapeutics. Dr. Maida was formerly Vice President of Clinical Research and General Manager, Oncology, World-wide for PharmaNet, Inc. Prior to joining Pharmanet, Dr. Maida served as Chairman, Founder and Director of BioConsul Drug Development Corporation and Principal of Anthony Maida Consulting International, servicing pharmaceutical firms, venture capital, hedge funds and Wall Street, in the clinical development of therapeutic products and product/company acquisitions. For 25 years, Dr. Maida has focused on the clinical development of immunotherapies to treat patients with cancer. Dr. Maida’s skill set includes the execution and oversight of finance, operations, research, and commercial clinical and scientific development, regulatory and manufacturing for the development of various therapeutic modalities. He is an expert in ‘virtual’ development and cost-cutting of operations in large and small biotechnology companies. Dr. Maida has negotiated licensing agreements with a number of centers of excellence and premier pharmaceutical firms, including but not limited to, Eli Lilly, Norvartis, RCT Corporation, Astra Zeneca, Pfizer, MD Anderson, Yale University, Stanford University, University of California San Francisco and Davis, the Wistar Institute and Bristol Myers Squibb. Over the past 18 years, Dr. Maida has served in a number of executive roles, including, Chairman, CEO, COO, CSO, CFO and business development. Dr. Maida was formerly the President and CEO of Replicon NeuroTherapeutics, Inc., a biopharmaceutical company focused on the therapy of patients with tumors (both primary and metastatic) of the CNS where he raised $3 million and was responsible for all financial and operational aspects of the Company. Prior to Replicon, Dr. Maida served as Interim CEO for Trellis Bioscience, Inc., where he was responsible for securing the Company’s first round of financing ($7 million). In 2000, Dr. Maida served as President of CancerVax Corporation where he raised the company’s first round of financing in the amount of $30 million. Over recent years, Dr. Maida has raised, or assisted in financings, in excess of $200 million for start-up and emerging biotechnology companies. From 1992 to September of 1999, Dr. Maida was President and Chief Executive Officer of Jenner Biotherapies, Inc. During his tenure at Jenner, Dr. Maida ushered four products into the clinic: one Phase III randomized clinical trial demonstrating clinical benefit to patients with osteogenic sarcoma, which ultimately gained approval in Europe; two Phase II double-blinded randomized placebo-controlled clinical trials in patients with prostate cancer; and nine Phase I/II clinical trials. Prior to Jenner Biotherapies, Dr. Maida served as Vice President of Finance and CFO for Lockheed DataPlan, a wholly owned subsidiary, and Senior Financial Controller of Lockheed Missiles, a $1.7 billion division of Lockheed Missiles and Space Company. Dr. Maida serves on the advisory board of EndPoint BioCapital, Sdn Bhd (Kuala Lumpur, Malaysia) and as an advisor, consultant and technical analyst for CMX Capital, LLC, Sagamore Bioventures, Roaring Fork Capital, Toucan Capital, North Sound Capital, The Bonnie J. Addario Lung Cancer Foundation and Pediatric BioScience, Inc. Additionally, Dr. Maida has been retained by Abraxis BioScience, Inc., Northwest BioTherapeutics, Inc. and Takeda Chemical Industries, Ltd. (Osaka, Japan). Dr. Maida was formerly a board member for Sirion Therapeutics, Inc. and GlycoMetrix, Inc. Dr. Maida holds a B.A. degree in Biology, a B.A. degree in History, a MBA, a MA in toxicology and Ph.D in Immunology. He is a member of the American Society of Clinical Oncology (ASCO), the American Association for Cancer Research (AACR), the Society of Neuro-Oncology (SNO), the International Society for Biological Therapy of Cancer (iSBTc) and the American Chemical Society. Dr. Maida holds a number of patents and patent applications associated with various therapeutic modalities and approaches. The address of Northwest Biotherapeutics is 4800 Montgomery Lane, Suite 800, Bethesda, MD 20814.

CUSIP No. 019777101	Page 19 of 21

Name	Present Principal Occupation or Employment

Dilip J. Mehta, M.D., Ph.D. Director	Dr. Mehta has been a director of Spectrum since June 2010. Dr. Mehta previously served on Spectrum’s board of directors from June 2003 to July 2007. Dr. Mehta has been self-employed as a pharmaceutical consultant since 1998 and provided consulting services to Spectrum from July 2007 to June 2010. Dr. Mehta is a venture partner at Radius Ventures, LLC in New York, a venture capital firm. From 1982 until his retirement in 1997, Dr. Mehta held several senior management positions with Pfizer Inc., including Senior Vice President, U.S. Clinical Research, with responsibility for clinical research (Phases 1, 2 and 3) including data processing and statistical analysis for Pfizer’s drugs in the U.S., as well as supervised submissions of new drug applications for Cardura, Norvasc, Zoloft, Zithromax, Diflucan, Unasyn, Trovan, Viagra, Geodon, and a number of other drugs/supplements. Dr. Mehta served as Chairman of the board of directors of Quintiles Spectral (India) Limited (Ahmedabad, India) from 1998 to 2001 and as a member of the board of directors of Bharat Serums & Vaccines Limited (Mumbai, India) from 2006 to 2008 and Targanta Therapeutics Corporation, a NASDAQ-listed biopharmaceutical company acquired by The Medicines Company in February 2009, from 2005 to 2009. From 1993 to 1997, Dr. Mehta served as Chair, Efficacy Section for the Pharmaceutical Research and Manufacturers of America, or PhRMA, in the International Conference on Harmonization and was a PhRMA topic leader for one of the Expert Working Group in Efficacy. From 1966 to 1982, Dr. Mehta held the position of Group Director, Clinical Research in the U.S. for Hoechst AG with supervision of Internal Medicine, Metabolic and Infectious Diseases and Cardiovascular groups. Dr. Mehta received an M.D., an M.B.B.S. (Bachelor of Medicine and Bachelor of Surgery — equivalent to an M.D. degree in the U.S.) and a Ph.D. from the University of Bombay. Dr. Mehta was a Research Fellow in Clinical Pharmacology at Cornell University Medical College. The address of Radius Ventures is 400 Madison Avenue, 8th Floor, New York, NY 10017.

James E. Shields Senior Vice President, Chief Commercial Officer	Mr. Shields has served as Senior Vice President, Chief Commercial Officer of Spectrum since May 2010. Previously Mr. Shields served as Area Business Director for a Division of TEVA Pharmaceutical Industries Limited from September 2007 through April 2010 and Regional Business Director and National Director of Sales for Commercial Divisions of Altana AG from March 2001 until the US Commercial Division was dissolved in December 2006. Mr. Shields’ oncology sales experience, includes serving as the Vice President of Sales for Oncology and Injectable Products for MGI Pharmaceuticals and Vice President of Sales and Marketing of Oncology for Supergen. Mr. Shields also held positions of increasing responsibility with several pharmaceutical companies, including Centocor, Bristol Myers Squibb and ICI Stuart Pharmaceuticals. Mr. Shields earned his Bachelor’s Degree from the University of Kentucky. The address of TEVA Pharmaceutical Industries Limited is 5 Basel Street, P.O. Box 3190, Petach Tikva 49131, Israel.

Brett L. Scott Senior Vice President and Acting Chief Financial Officer	Mr. Scott has served as Senior Vice President and Acting Chief Financial Officer since October 2010. Previously Mr. Scott served as Chief Financial Officer at Biolase Technology a Southern California-based medical device company. Prior to Biolase, Mr. Scott was Executive Vice President and Chief Financial Officer of North American Scientific, Inc., a Southern California-based medical device company. In March 2009, North American Scientific sought protection under Chapter 11 of the U.S. Bankruptcy Code, and as part of an orderly plan to sell its assets, during the following two months successfully completed the sale of its prostate and breast cancer businesses to Best Theratronics, Ltd. and Portola Medical Inc. respectively. Prior to North American Scientific, Mr. Scott was Chief Financial Officer of Irvine, California-based Alsius Corporation from January 2006 to August 2008. Mr. Scott is an inactive Certified Public Accountant and received a bachelor of science degree in business administration from the University of Southern California. The address of Biolase Technology is 4 Cromwell, Irvine, CA 92618. The address of Alsius Corporation is 269 Mill Road, Chelmsford, MA.

CUSIP No. 019777101	Page 20 of 21

2. Directors and Executive Officers of Merger Sub

The following table sets forth the name, business address and present principal occupation or employment of each of the directors and executive officers of Merger Sub. Unless otherwise indicated, the current business address of each of these individuals is 11500 South Eastern Ave., Suite 240, Henderson, Nevada 89052, and the current business phone number of each of these individuals is (702) 835-6300. Unless otherwise indicated, each such individual is a citizen of the United States of America.

Name	Present Principal Occupation or Employment

Shyam Kumaria Director	Mr. Kumaria has served as Vice President of Finance for Spectrum since December 2003. From 1996 to 2003, he provided financial and management consulting services to private companies. From 1984 to 1996, he served in senior executive and management positions for several companies, including Deloitte & Touche. Mr. Kumaria became a Chartered Accountant in London, England in 1973 and a Certified Public Accountant in 1978. He received an Executive M.B.A. from Columbia University in 1984.

Abraham N. Oler Director and Secretary	Mr. Oler has served as Vice President of Operations of Spectrum since June 2010. He supervises the alliance management, project management, legal services, media and information technology functions, chairs the compliance committee and also serves as Chief of Staff to the CEO. Prior to joining Spectrum, from September 2007 through June 2010, Mr. Oler was a corporate attorney at the law firm Kirkland & Ellis LLP. Previously Mr. Oler was a financial research analyst at the Center for Financial Research & Analysis, Inc. Mr. Oler began his postgraduate career as an investment banking analyst with Lehman Brothers in London. Mr. Oler holds a Juris Doctor from Northwestern University School of Law, an MBA with Distinction from the Kellogg School of Management and an MSc in Politics of the World Economy from the London School of Economics and Political Science. Mr. Oler earned his undergraduate degrees magna cum laude from the Wharton School and the College of Arts & Sciences of the University of Pennsylvania. Mr. Oler is a Chartered Financial Analyst Charterholder and was certified in mediation through the Center for Conflict Resolution. The address of Kirkland & Ellis LLP is 300 North LaSalle Street, Chicago, IL 60654.

Bimal R. Shah Director	Mr. Shah joined Spectrum Pharmaceuticals in March 2010 as Vice President of Finance and Business Development to provide leadership of the business development function and capital markets expertise. He brings thirteen years of experience in completing transactions in the pharmaceutical and biotechnology industry. His experience encompasses acquisition, licensing, investment and financing transactions. From April 2009 to February 2010, Mr. Shah worked as a consultant for various companies in the pharmaceutical and biotechnology industry. From October 2005 to March 2009, Mr. Shah worked in the life sciences investment group at Warburg Pincus, a global diversified investment firm where he worked on investments in public and private healthcare companies. Previously, Bimal also had experience in J.P. Morgan’s life sciences venture capital group where he focused on biotech and medical device investments; Goldman Sachs healthcare investment banking department where he focused on mergers, acquisitions and financings across the pharmaceutical, biotech and drug distribution industries; and Genentech’s business development and market development groups where he focused on licensing transactions and strategic projects. Mr. Shah holds a Masters in Business Administration, a Masters in International Policy Studies and a Bachelors in Economics, all from Stanford University. The address of Warburg Pincus is 450 Lexington Avenue, New York, NY 10017.

Rajesh C. Shrotriya, M.D. Chief Executive Officer and President	See Dr. Shrotriya’s entry above.

CUSIP No. 019777101	Page 21 of 21

Name	Present Principal Occupation or Employment

Brett L. Scott Chief Financial Officer	See Mr. Scott’s entry above.